EXHIBIT 21

[GRAPHIC REMOVED HERE]

[WEINICK SANDERS LEVENTHAL & CO., LLP LETTERHEAD]

Consent of Independent Certified Public Accountants

To CRYO-CELL International, Inc. and Subsidiaries:

We consent to the use in the annual report as at November 30, 2003 in Form 10K under the Securities Exchange Act of 1934 of our report dated February 20, 2003 (except for Note 17 and portions of Notes 1, 4, 5, 8, 10, 13, 14, and 16 as to which the date is June 13, 2003) on the consolidated financial statements and schedules as at November 30, 2002 and the year then ended of CRYO-CELL International, Inc. and subsidiaries.

/s/Weinick Sanders Leventhal & Co., LLP

New York, New York

March 1, 2004